Press Information The Dow Chemical Company Midland, MI 48674 Dow.com
FOR IMMEDIATE RELEASE

Dow Announces Preliminary Results of Exchange Offer for Chlorine Value Chain Business

▪	Dow expects the exchange to return approximately $1.5 billion in value to shareholders through the split-off, effectively completing $6.5 billion of its $9.5 billion share repurchase program.

▪	The split-off transaction is structured to maximize shareholder value and is highly complementary to the strategic objectives of both companies.

▪	The split-off transaction will create an industry leader in chlor-alkali and derivatives with revenues approaching $7 billion.

MIDLAND, Mich.– October 5, 2015 – The Dow Chemical Company (NYSE: DOW) (“Dow”) announced today the preliminary results of its exchange offer for shares of Dow common stock in connection with the previously announced transaction to separate its U.S. Gulf Coast Chlor-Alkali and Vinyl, Global Chlorinated Organics and Global Epoxy businesses.

Dow intends to accept shares tendered in the exchange offer, subject to proration, and expects the exchange to return approximately $1.5 billion in value to shareholders through the split-off upon close of the transaction, which is expected to occur immediately thereafter later today following the satisfaction of all closing conditions.

The final exchange ratio for the exchange offer was set at 2.9318 shares of common stock of Blue Cube Spinco Inc. (“Splitco common stock”) for each share of Dow common stock. Following the closing of the split-off transaction, each share of Splitco common stock will convert into the right to receive 0.87482759 shares of common stock of Olin Corporation (“Olin common stock”). As a result, Dow shareholders who tendered their shares of Dow common stock in the exchange offer will receive approximately 2.5648 shares of Olin common stock (subject to receipt of cash in lieu of fractional shares) for each share of Dow common stock accepted for exchange.

Exchange Offer Preliminary Results

Pursuant to the exchange offer, which expired today at 8:00 a.m., New York City time, and based on a preliminary count by the exchange agent, approximately 166,465,968 shares of Dow common stock were tendered prior to the expiration of the exchange offer, including 110,224,737 shares tendered pursuant to guaranteed delivery procedures. The total number of shares tendered includes an estimated 340,850 shares of Dow common stock tendered by odd-lot shareholders not subject to proration. Dow will exchange a total of 34,108,738 shares of Dow common stock in the exchange offer.

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Based on the total number of shares of Dow common stock reported to be tendered and not properly withdrawn prior to the expiration of the exchange offer, the exchange offer was oversubscribed by approximately 132,357,230 shares, including 110,224,737 shares tendered pursuant to guaranteed delivery procedures, resulting in a preliminary proration factor of approximately 20.33 percent.

Dow will not be able to determine the final proration factor until the end of the exchange offer’s guaranteed delivery period at 5:00 p.m., New York City time, on October 8, 2015. Dow will publicly announce the final proration factor, which may be different from today’s preliminary estimate, once it has been determined.

Because more than 34,108,738 shares of Dow common stock were tendered, all shares of Splitco common stock owned by Dow are expected to be distributed to Dow shareholders who tendered their shares of Dow common stock in the exchange offer, and no shares of Splitco common stock are expected to be distributed to Dow shareholders as a pro rata dividend.

For more information about the proposed transaction, please visit Dow’s website at www.Dow.com. For more information about Dow’s split-off exchange offer, please contact the information agent, Georgeson.

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About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world’s most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow’s integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high-growth sectors such as packaging, electronics, water, coatings and agriculture. In 2014, Dow had annual sales of more than $58 billion and employed approximately 53,000 people worldwide. The Company’s more than 6,000 product families are manufactured at 201 sites in 35 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.Dow.com.

Forward-Looking Statements
Note: The forward looking statements contained in this document involve risks and uncertainties that may affect TDCC’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that TDCC’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward looking statements should circumstances change, except as otherwise required by securities and other applicable laws. This document also contains statements about TDCC’s agreement to separate a substantial portion of its chlor-alkali and downstream derivatives business, distribute the business to TDCC shareholders and then merge it with a subsidiary of Olin Corporation (the “Transaction”). Many factors could cause actual results to differ materially from these forward-looking statements with respect to the Transaction, including risks relating to the completion of the transaction on anticipated terms and timing, including anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations, Olin’s ability to integrate the business successfully and to achieve anticipated synergies, and the risk that disruptions from the Transaction will harm TDCC’s or Olin’s business. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on TDCC’s or Olin’s consolidated financial condition, results of operations or liquidity. TDCC does not assume any obligation to provide revisions to any forward looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

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Important Notices and Additional Information
In connection with the proposed Transaction, Splitco has filed, and the SEC declared effective September 2, 2015, a registration statement on Form S-4/S-1 containing a prospectus and Olin has filed, and the SEC declared effective September 2, 2015, a registration statement on Form S-4 containing a prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENTS/PROSPECTUSES AND ANY FURTHER AMENDMENTS WHEN THEY BECOME AVAILABLE AS WELL AS ANY OTHER RELEVANT DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PARTIES AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the prospectuses and other documents filed by TDCC, Splitco and Olin with the SEC at the SEC’s web site at http://www.sec.gov. Free copies of these documents  and each of the companies’ other filings with the SEC may also be obtained from the respective companies by directing a written request to Olin at 190 Carondelet Plaza, Clayton, MO 63105. Attention: Investor Relations or TDCC or Splitco at The Dow Chemical Company, 2030 Dow Center, Midland, Michigan 48674, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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For further information contact:
Emily Parenteau	Information Agent:
The Dow Chemical Company	Georgeson
+1.989.636.7904	1-888-566-8006
ebparenteau@Dow.com	+1-781-575-3340

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